Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-43765, 333-43767, 333-43769, 333-53309, 333-53333, 333-53337, 333-99317 and 333-140353), and on Form S-3 (Nos. 333-31043, 333-93769, 333-103392 and 333-126141) of UniSource Energy Corporation of our report dated February 26, 2007 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
February 27, 2007